Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE HOUSTON and LONDON, February 3, 2015

LyondellBasell Reports Record 2014 Earnings

2014 Full Year Highlights

•	Record Earnings

•	Income from continuing operations: $4.2 billion ($4.7 billion excluding LCM1)

•	Diluted earnings per share: $8.00 per share ($8.92 per share excluding LCM)

•	EBITDA: $7.1 billion ($7.8 billion excluding LCM)

•	Executed and Expanded the Growth Program

•	Completed an 800 million pound La Porte ethylene expansion, one in a series of planned expansions expected to increase our U.S. ethylene capacity approximately 25% by 2017

•	Completed a 200 million pound PE expansion at our Matagorda site

•	Announced the development of new propylene oxide and ethylene growth projects

•	Record Cash Flow

•	Full year cash generation from operations totaling $6.0 billion

•	Share repurchases and dividends totaled $7.2 billion

•	Repurchased 63 million shares or approximately 12% of the shares outstanding

Fourth Quarter 2014 Highlights

•	Income from continuing operations: $0.8 billion ($1.3 billion excluding LCM)

•	Diluted Earnings per share: $1.57 per share ($2.48 per share excluding LCM)

•	EBITDA: $1.4 billion ($2.1 billion excluding LCM)

•	Share repurchases and dividends totaled $1.8 billion; repurchased 17.2 million shares during the fourth quarter, greater than 3% of the outstanding shares

Comparisons with the prior quarter, fourth quarter 2013 and full year 2013 are available in the following table:

Table 1 – Earnings Summary

	Three Months Ended			Year Ended
Millions of U.S. dollars (except share data)	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Sales and other operating revenues	$10,290	$12,066	$11,138	$45,608	$44,062
Net income(a)	791	1,257	1,175	4,168	3,853
Income from continuing operations(b)	796	1,260	1,177	4,172	3,860
Diluted earnings per share (U.S. dollars):
Net income(c)	1.54	2.45	2.11	7.99	6.75
Income from continuing operations(b)	1.57	2.46	2.11	8.00	6.76
Diluted share count (millions)	499	512	555	521	570
EBITDA(d)	1,406	2,035	1,543	7,050	6,311
Excluding LCM Impact:
LCM, pre-tax	715	45	—	760	—
Income from continuing operations	1,251	1,288	1,177	4,655	3,860
Diluted earnings per share (U.S. dollars):
Income from continuing operations	2.48	2.51	2.11	8.92	6.76
EBITDA	2,121	2,080	1,543	7,810	6,311

(a)	Includes net loss attributable to non-controlling interests and income (loss) from discontinued operations, net of tax. See Table 10.
(b)	See Table 11 for charges and benefits to income from continuing operations.
(c)	Includes diluted earnings per share attributable to discontinued operations.
(d)	See the end of this release for an explanation of the Company’s use of EBITDA and Table 8 for reconciliations of EBITDA to net income and income from continuing operations.

[1]	LCM stands for “lower of cost or market.” An explanation of LCM and why we have excluded it from our financial information in this press release can be found at the end of this press release under “Information Related to Financial Measures.”

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LyondellBasell Industries (NYSE: LYB) today announced earnings from continuing operations for the fourth quarter 2014 of $0.8 billion, or $1.57 per share. Fourth quarter 2014 EBITDA was $1.4 billion. The quarter included a $715 million non-cash, pre-tax charge for the impact of a lower of cost or market (LCM) inventory adjustment ($455 million after-tax). This charge is driven by LIFO accounting, the implementation of fresh start accounting in April 2010 as we entered the public markets, and the recent declines in pricing for many of our raw material and finished goods inventories. Excluding the LCM adjustment, earnings from continuing operations during the fourth quarter totaled $1.3 billion, or $2.48 per share. EBITDA was $2.1 billion. Full year 2014 income from continuing operations was $4.2 billion, or $8.00 per share, and EBITDA was $7.1 billion. The full year included a non-cash, pre-tax LCM inventory adjustment of $760 million ($483 million after tax). Excluding the LCM adjustment, earnings from continuing operations for the full year totaled $4.7 billion, or $8.92 per share, and EBITDA was $7.8 billion.

“During 2014, LyondellBasell generated record earnings and cash flow, advanced our growth program, and continued returning cash to shareholders at an industry-leading rate. Every segment posted strong results for the year, with record performance from both of our Olefins and Polyolefin segments, as well as our Technology segment. Fourth quarter 2014 EBITDA remained strong, and excluding the effects of the LCM inventory charge, we posted record results,” said Bob Patel, LyondellBasell chief executive officer.

“During 2014 we continued to execute and expand our strategic growth program. We completed an 800 million pound per year ethylene expansion and a 200 million pound polyethylene expansion. We also announced that we are developing two new growth projects: a propylene oxide and tertiary butyl alcohol facility and an additional ethylene expansion at our Channelview site,” continued Patel.

“Cash generation reached record levels in 2014 and we continued to return cash to shareholders. Share repurchases and dividends totaled approximately $7.2 billion. We purchased approximately 63 million shares, or approximately 12% percent of outstanding shares during 2014. Since initiating the share repurchase program during mid-2013, we have repurchased approximately 91 million shares, or approximately 16% of the outstanding shares,” Patel said.

OUTLOOK

“We remain confident in our favorable industry position and in the fundamentals supporting our business. While we anticipate that margins will ease from the records of 2014 as crude oil prices decline, our positions remain advantaged, our growth program is generating incremental earnings, and our share count is greatly reduced through our repurchase program. The principles that Jim Gallogly established during his tenure as CEO are part of our core values. My mission is to build on this success and take the company to the next level. During 2015 we plan to advance approximately one billion pounds of ethylene expansion projects, improve operations at our methanol facility, and receive additional volumes of Canadian crude oil at our refinery,” Patel said.

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LYONDELLBASELL BUSINESS RESULTS DISCUSSION BY REPORTING SEGMENT

LyondellBasell manages operations through five operating segments: 1) Olefins and Polyolefins – Americas; 2) Olefins and Polyolefins – Europe, Asia and International (EAI); 3) Intermediates and Derivatives; 4) Refining; and 5) Technology.

Comments and analysis represent underlying business activity and are exclusive of LCM inventory adjustments.

Olefins and Polyolefins – Americas (O&P-Americas) – The primary products of this segment include ethylene and its co-products (propylene, butadiene and benzene), polyethylene, polypropylene and Catalloy process resins.

Table 2 – O&P–Americas Financial Overview

	Three Months Ended			Year Ended
Millions of U.S. dollars	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Operating income	$950	$1,068	$801	$3,572	$3,253
EBITDA	1,040	1,157	883	3,911	3,573
LCM, pre-tax	234	45	—	279	—
EBITDA excluding LCM	1,274	1,202	883	4,190	3,573

Three months ended December 31, 2014 versus three months ended September 30, 2014 – The segment achieved record EBITDA results for the quarter, excluding the impact of the LCM inventory adjustment. EBITDA increased $72 million versus the third quarter 2014, excluding a $234 million LCM inventory impact. Compared to the prior period, underlying olefins results increased approximately $40 million. This increase was driven by higher volume following the re-start of the La Porte plant at its expanded capacity. Declining ethylene prices during the quarter were largely offset by lower feedstock costs. Combined polyolefin results increased by approximately $30 million versus the third quarter 2014. Moderately lower volumes were offset by improved spreads, primarily in polyethylene where the spread over ethylene improved approximately 4 cents per pound. Joint venture equity income was relatively unchanged from the third quarter 2014.

Three months ended December 31, 2014 versus three months ended December 31, 2013 – EBITDA increased $391 million versus the fourth quarter 2013, excluding a $234 million LCM inventory adjustment. Olefin results contributed the majority of the improvement as quarterly EBITDA increased approximately $310 million versus the prior year. This was due to margins that were approximately 11 cents per pound higher than 2013 and from higher volume from the added La Porte capacity. Combined polyolefin results increased approximately $90 million versus the prior year period. Polyethylene volume improved by approximately 6 percent. Polypropylene spreads improved approximately 2 cents per pound. Joint venture equity income was relatively unchanged versus the prior year.

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Full year ended December 31, 2014 versus full year ended December 31, 2013 – The segment achieved record results for the year. EBITDA increased $617 million versus 2013, excluding a $279 million LCM inventory adjustment. Olefin results increased approximately $100 million compared to the prior year. Ethylene margins were higher due to higher pricing and from a lower cost of ethylene. Volume was lower as a result of the La Porte turnaround. Combined polyolefin results increased approximately $530 million versus the prior year. Polyethylene volume increased by approximately 6 percent and the price spread over ethylene increased by approximately 5 cents per pound. Polypropylene spread improved by approximately 1 cent per pound. Joint venture equity income declined by $4 million versus the prior year.

Olefins and Polyolefins – Europe, Asia, International (O&P-EAI) – The primary products of this segment include ethylene and its co-products (propylene and butadiene), polyethylene, polypropylene, global polypropylene compounds, Catalloy process resins and Polybutene-1 resins.

Table 3 – O&P–EAI Financial Overview

	Three Months Ended			Year Ended
Millions of U.S. dollars	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Operating income	$246	$223	$17	$884	$377
EBITDA	348	343	115	1,366	839
LCM, pre-tax	44	—	—	44	—
EBITDA excluding LCM	392	343	115	1,410	839

Three months ended December 31, 2014 versus three months ended September 30, 2014 – EBITDA increased $49 million versus the third quarter 2014, excluding a $44 million LCM inventory adjustment. Olefin results increased approximately $70 million reflecting higher olefin margins as feedstock cost declines more than offset a lower ethylene price. Combined polyolefin results declined approximately $20 million as a result of seasonally lower volumes. Polypropylene compounds and polybutene-1 results decreased primarily due to seasonally lower sales volumes. Equity income from joint ventures was relatively unchanged from the third quarter 2014.

Three months ended December 31, 2014 versus three months ended December 31, 2013 – EBITDA increased $277 million versus the fourth quarter 2013, excluding a $44 million LCM inventory adjustment. The fourth quarter 2013 included a positive impact of $25 million related to an insurance settlement. Olefin results improved approximately $190 million primarily as a result of higher margins from a lower cost of naphtha feedstock and from a higher proportion of ethylene produced from advantaged feedstocks. Ethylene production volume increased by approximately 14 percent due to stronger polymer demand and improved operating reliability. Combined polyolefin results increased approximately $100 million from both higher volumes and margins. Polypropylene compounds and polybutene-1 results were relatively unchanged. Equity income from joint ventures increased by $15 million from the fourth quarter 2013.

Full year ended December 31, 2014 versus full year ended December 31, 2013 – The segment achieved record EBITDA for the year. EBITDA increased $571 million versus 2013, excluding a $44 million LCM inventory adjustment. 2014 benefited from a $52 million environmental settlement that was recognized in the first quarter 2014. The fourth quarter 2013 included a positive impact of $25 million related to an insurance settlement. Underlying olefin results increased approximately $260 million benefitting from olefin margins that

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improved by approximately 6 cents per pound. Cracking a higher proportion of advantaged feedstocks and lower naphtha prices in 2014 were major drivers of the higher olefin margins. Ethylene production increased by approximately 8 percent. Combined polyolefin results increased approximately $235 million compared to the prior year driven primarily by higher margins. Polypropylene compounds and polybutene-1 results were relatively unchanged. Equity income from joint ventures increased by $55 million in 2014 from 2013.

Intermediates and Derivatives (I&D) – The primary products of this segment include propylene oxide (PO) and its co-products (styrene monomer, tertiary butyl alcohol (TBA), isobutylene and tertiary butyl hydroperoxide), and derivatives (propylene glycol, propylene glycol ethers and butanediol); acetyls (including methanol), ethylene oxide and its derivatives, and oxyfuels.

Table 4 – I&D Financial Overview

	Three Months Ended			Year Ended
Millions of U.S. dollars	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Operating income	$208	$321	$321	$1,220	$1,300
EBITDA	271	383	354	1,459	1,492
LCM, pre-tax	93	—	—	93	—
EBITDA excluding LCM	364	383	354	1,552	1,492

Three months ended December 31, 2014 versus three months ended September 30, 2014 – EBITDA decreased $19 million versus the third quarter 2014, excluding a $93 million LCM inventory adjustment. Results for PO and PO derivatives decreased approximately $20 million from strong third quarter results. Compared to the prior quarter, intermediate chemicals results increased by approximately $10 million as improved styrene margins from declining benzene were partially offset by lower C4 chemical sales volume due to maintenance at our Bayport site. Oxyfuels results decreased approximately $10 million due to declining gasoline prices and typical seasonal declines. Equity income from joint ventures was relatively unchanged.

Three months ended December 31, 2014 versus three months ended December 31, 2013 – EBITDA increased $10 million versus the fourth quarter 2013, excluding a $93 million LCM inventory adjustment. Fourth quarter 2013 results include $26 million of charges related to our exit from the NOC joint venture, including $10 million that impacted our equity income. Results for PO and PO derivatives increased approximately $10 million as higher margins and PO sales volumes were partially offset by lower derivative volume. Intermediate chemicals results decreased by approximately $45 million driven by lower styrene margins and lower ethylene glycol results due to unscheduled maintenance, partially offset by improved acetyls results with the additional capacity from Channelview methanol in 2014. Oxyfuels increased approximately $25 million primarily as a result of higher octane premium in 2014. Equity income from joint ventures increased by $10 million.

Full year ended December 31, 2014 versus full year ended December 31, 2013 – EBITDA increased $60 million versus 2013, excluding a $93 million LCM inventory adjustment. Results in 2013 included charges of $26 million related to our exit from the NOC joint venture, including $10 million that impacted our equity income. PO and PO derivatives results increased by approximately $65 million as both volume and margin increased.

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Intermediate chemicals results increased by approximately $10 million as higher methanol volume was mostly offset by lower styrene, C4 chemicals, and ethylene glycol results. Oxyfuels results declined by approximately $30 million compared to the prior year due to lower volume. Equity income from joint ventures increased by $3 million from 2013.

Refining – The primary products of this segment include gasoline, diesel fuel, heating oil, jet fuel, and petrochemical raw materials.

Table 5 – Refining Financial Overview

	Three Months Ended			Year Ended
Millions of U.S. dollars	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Operating income (loss)	($354)	$67	$92	($106)	$22
EBITDA	(311)	110	134	65	182
LCM, pre-tax	344	—	—	344	—
EBITDA excluding LCM	33	110	134	409	182

Three months ended December 31, 2014 versus three months ended September 30, 2014 – EBITDA decreased $77 million versus the third quarter 2014, excluding a $344 million LCM inventory adjustment. The Houston refinery operated at 266,000 barrels per day, up 2,000 barrels per day from the prior quarter. The Maya 2-1-1 industry benchmark crack spread decreased by $6.63 per barrel, averaging $17.72 per barrel. The refinery spread decreased less than the benchmark, and secondary product margins improved as those values held versus the decline in crude prices. The cost of Renewable Identification Numbers (RINs) to meet U.S. renewable fuel standards were relatively unchanged versus the third quarter 2014.

Three months ended December 31, 2014 versus three months ended December 31, 2013 – EBITDA decreased $101 million versus the fourth quarter 2013, excluding a $344 million LCM inventory adjustment. The Houston refinery operated at 266,000 barrels per day, up 27,000 barrels per day from the prior year period. The Maya 2-1-1 industry benchmark crack spread decreased by $6.60 per barrel, averaging $17.72 per barrel. Compared to the 2013 period, refinery margins improved as secondary product values held versus the decline in crude prices. The cost of RINs increased by approximately $15 million versus the fourth quarter 2013.

Full year ended December 31, 2014 versus full year ended December 31, 2013 – EBITDA increased $227 million versus 2013, excluding a $344 million LCM inventory adjustment. Throughput at the Houston Refinery averaged 259,000 barrels per day, up 27,000 barrels per day. The Maya 2-1-1 industry benchmark crack spread increased by $1.49 per barrel, averaging $24.43 per barrel. The cost of RINs decreased by approximately $20 million in 2014 relative to 2013.

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Technology Segment – The principal products of the Technology segment include polyolefin catalysts and production process technology licenses and related services.

Table 6 – Technology Financial Overview

	Three Months Ended			Year Ended
Millions of U.S. dollars	December 31, 2014	September 30, 2014	December 31, 2013	December 31, 2014	December 31, 2013
Operating income	$29	$26	$33	$171	$157
EBITDA	44	41	55	232	232

Three months ended December 31, 2014 versus three months ended September 30, 2014 – EBITDA increased by $3 million.

Three months ended December 31, 2014 versus three months ended December 31, 2013 – EBITDA decreased by $11 million as lower licensing revenue was partially offset by lower R&D costs.

Full year ended December 31, 2014 versus full year ended December 31, 2013 – EBITDA was unchanged versus 2013.

Capital Spending, Cash Balances and Tax Rate

Capital expenditures, including growth projects, maintenance turnarounds, catalyst and information technology-related expenditures, were $403 million during the fourth quarter 2014 and $1.5 billion for the full year 2014. Our cash and short-term securities balance was $3.0 billion at Dec. 31, 2014. We repurchased 17.2 million ordinary shares during the fourth quarter 2014 and 63.3 million shares during 2014. There were 487 million common shares outstanding as of December 31st. The company paid dividends of $1.4 billion during 2014.

CONFERENCE CALL

LyondellBasell will host a conference call February 3 at 11 a.m. ET. Participants on the call will include Chief Executive Officer Bob Patel, Executive Vice President and Chief Financial Officer Karyn Ovelmen, Senior Vice President—Strategic Planning and Transactions Sergey Vasnetsov, and Vice President of Investor Relations Doug Pike.

The toll-free dial-in number in the U.S. is 888-677-1826. A complete listing of toll-free numbers by country is available at www.lyb.com/teleconference for international callers. The pass code for all numbers is 4843334.

The slides and webcast that accompany the call will be available at http://www.lyb.com/earnings.

A replay of the call will be available from 2 p.m. ET February 3 until March 3 at 11 p.m. ET. The replay dial-in numbers are 866-407-9260 (U.S.) and +1 203-369-0614 (international). The pass code for each is 4558.

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ABOUT LYONDELLBASELL

LyondellBasell (NYSE: LYB) is one of the world’s largest plastics, chemical and refining companies and a member of the S&P 500. LyondellBasell (www.lyb.com) manufactures products at 55 sites in 18 countries. LyondellBasell products and technologies are used to make items that improve the quality of life for people around the world including packaging, electronics, automotive parts, home furnishings, construction materials and biofuels.

FORWARD-LOOKING STATEMENTS

The statements in this release and the related teleconference relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. Actual results could differ materially based on factors including, but not limited to, the business cyclicality of the chemical, polymers and refining industries; the availability, cost and price volatility of raw materials and utilities, particularly the cost of oil, natural gas, and associated natural gas liquids; competitive product and pricing pressures; labor conditions; our ability to attract and retain key personnel; operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental risks); the supply/demand balances for our and our joint ventures’ products, and the related effects of industry production capacities and operating rates; our ability to achieve expected cost savings and other synergies; our ability to successfully execute projects and growth strategies; legal and environmental proceedings; tax rulings, consequences or proceedings; technological developments, and our ability to develop new products and process technologies; potential governmental regulatory actions; political unrest and terrorist acts; risks and uncertainties posed by international operations, including foreign currency fluctuations; and our ability to comply with debt covenants and service our debt. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2013, which can be found at www.lyb.com on the Investor Relations page and on the Securities and Exchange Commission’s website at www.sec.gov.

INFORMATION RELATED TO FINANCIAL MEASURES

This release makes reference to certain “non-GAAP” financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. The non-GAAP measures we have presented include income from continuing operations excluding LCM, diluted earnings per share excluding LCM, EBITDA and EBITDA excluding LCM. LCM stands for “lower of cost or market,” which is an accounting rule consistent with GAAP related to the valuation of inventory. Our inventories are stated at the lower of cost or market. Cost is determined using last-in, first-out (“LIFO”) inventory valuation methodology, which means that the most recently incurred costs are charged to cost of sales and inventories are valued at the earliest acquisition costs. Market is determined based on an assessment of the current estimated replacement cost and selling price of the inventory. In periods where the market price of our inventory declines substantially, cost values of inventory

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may be higher than the market value, which results in us writing down the value of inventory to market value in accordance with the LCM rule, consistent with GAAP. We report our financial results in accordance with U.S. generally accepted accounting principles, but believe that certain non-GAAP financial measures, such as EBITDA and earnings and EBITDA excluding LCM, provide useful supplemental information to investors regarding the underlying business trends and performance of the company’s ongoing operations and are useful for period-over-period comparisons of such operations. Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

EBITDA, as presented herein, may not be comparable to a similarly titled measure reported by other companies due to differences in the way the measure is calculated. We calculate EBITDA as income from continuing operations plus interest expense (net), provision for (benefit from) income taxes, and depreciation & amortization. EBITDA should not be considered an alternative to profit or operating profit for any period as an indicator of our performance, or as alternative to operating cash flows as a measure of our liquidity. We have also presented financial information herein exclusive of adjustments for LCM.

Quantitative reconciliations of EBITDA to net income, the most comparable GAAP measure, are provided in Table 8 at the end of this release.

OTHER FINANCIAL MEASURE PRESENTATION NOTES

This release contains time sensitive information that is accurate only as of the time hereof. Information contained in this release is unaudited and subject to change. LyondellBasell undertakes no obligation to update the information presented herein except to the extent required by law.

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Source: LyondellBasell Industries

Media Contact:	George Smalley +1 713-309-7575
Investor Contact:	Douglas J. Pike +1 713-309-7141

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Table 7 – Reconciliation of Segment Information to Consolidated Financial Information (a)

	2013					2014
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	Total
Sales and other operating revenues:
Olefins & Polyolefins—Americas	$3,244	$3,251	$3,315	$3,279	$13,089	$3,357	$3,462	$3,750	$3,379	$13,948
Olefins & Polyolefins—EAI	3,800	3,708	3,594	3,583	14,685	3,778	4,069	3,995	3,361	15,203
Intermediates & Derivatives	2,282	2,217	2,452	2,521	9,472	2,429	2,706	2,691	2,304	10,130
Refining	2,468	3,077	3,177	2,976	11,698	2,756	3,250	3,146	2,558	11,710
Technology	134	132	124	142	532	136	144	107	110	497
Other/elims	(1,259)	(1,282)	(1,510)	(1,363)	(5,414)	(1,321)	(1,514)	(1,623)	(1,422)	(5,880)

Continuing Operations	$10,669	$11,103	$11,152	$11,138	$44,062	$11,135	$12,117	$12,066	$10,290	$45,608

Operating income (loss):
Olefins & Polyolefins—Americas	$821	$872	$759	$801	$3,253	$656	$898	$1,068	$950	$3,572
Olefins & Polyolefins—EAI	93	189	78	17	377	225	190	223	246	884
Intermediates & Derivatives	323	285	371	321	1,300	316	375	321	208	1,220
Refining	(17)	(16)	(37)	92	22	86	95	67	(354)	(106)
Technology	50	39	35	33	157	60	56	26	29	171
Other	(3)	(5)	1	—	(7)	(3)	(1)	1	(2)	(5)

Continuing Operations	$1,267	$1,364	$1,207	$1,264	$5,102	$1,340	$1,613	$1,706	$1,077	$5,736

Depreciation and amortization:
Olefins & Polyolefins—Americas	$75	$69	$73	$76	$293	$73	$74	$84	$85	$316
Olefins & Polyolefins—EAI	77	76	78	56	287	70	67	65	46	248
Intermediates & Derivatives	48	50	50	56	204	55	56	55	59	225
Refining	36	37	45	42	160	42	42	42	43	169
Technology	17	20	16	22	75	16	15	16	14	61
Other	—	2	—	—	2	—	—	—	—	—

Continuing Operations	$253	$254	$262	$252	$1,021	$256	$254	$262	$247	$1,019

EBITDA: (b)
Olefins & Polyolefins—Americas	$898	$951	$841	$883	$3,573	$736	$978	$1,157	$1,040	$3,911
Olefins & Polyolefins—EAI	225	295	204	115	839	356	319	343	348	1,366
Intermediates & Derivatives	373	338	427	354	1,492	375	430	383	271	1,459
Refining	20	20	8	134	182	129	137	110	(311)	65
Technology	66	59	52	55	232	76	71	41	44	232
Other	3	(11)	(1)	2	(7)	(4)	6	1	14	17

Continuing Operations	$1,585	$1,652	$1,531	$1,543	$6,311	$1,668	$1,941	$2,035	$1,406	$7,050

Capital, turnarounds and IT deferred spending:
Olefins & Polyolefins—Americas	$122	$122	$218	$183	$645	$231	$306	$208	$167	$912
Olefins & Polyolefins—EAI	63	46	44	76	229	33	27	45	86	191
Intermediates & Derivatives	106	141	119	77	443	45	52	50	94	241
Refining	93	67	36	13	209	32	20	27	44	123
Technology	7	6	7	10	30	2	6	6	11	25
Other	—	5	(1)	1	5	—	4	2	1	7

Continuing Operations	$391	$387	$423	$360	$1,561	$343	$415	$338	$403	$1,499

(a)	EBITDA as presented herein includes the impact of pre-tax LCM adjustments of $45 million and $715 million in the third and fourth quarters of 2014, respectively. See Tables 2 through 6 for LCM adjustments recorded for each segment.
(b)	See Table 8 for EBITDA calculation.

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Table 8 – EBITDA Calculation

	2013					2014
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	Total
Net income attributable to the Company shareholders(a)	$901	$929	$853	$1,174	$3,857	$945	$1,178	$1,258	$793	$4,174
Net income (loss) attributable to non-controlling interests	(1)	(2)	(2)	1	(4)	(1)	(2)	(1)	(2)	(6)
(Income) loss from discontinued operations, net of tax(a)	6	(4)	3	2	7	(1)	(3)	3	5	4

Income from continuing operations(a)	906	923	854	1,177	3,860	943	1,173	1,260	796	4,172
Provision for income taxes	357	410	339	30	1,136	383	425	434	298	1,540
Depreciation and amortization	253	254	262	252	1,021	256	254	262	247	1,019
Interest expense, net	69	65	76	84	294	86	89	79	65	319

EBITDA(b)	$1,585	$1,652	$1,531	$1,543	$6,311	$1,668	$1,941	$2,035	$1,406	$7,050

(a)	Amounts included herein include after-tax LCM adjustments of $28 million and $455 million in the third and fourth quarters of 2014, respectively.
(b)	EBITDA as presented herein includes pre-tax LCM adjustments of $45 million and $715 million in the third and fourth quarters of 2014, respectively.

LyondellBasell Industries	11
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Table 9 – Selected Segment Operating Information

	2013					2014
	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	Total
Olefins and Polyolefins – Americas
Volumes (million pounds)
Ethylene produced	2,337	2,412	2,111	2,156	9,016	1,979	1,721	2,301	2,458	8,459
Propylene produced	624	529	652	646	2,451	611	648	559	719	2,537
Polyethylene sold	1,396	1,389	1,378	1,409	5,572	1,406	1,451	1,577	1,486	5,920
Polypropylene sold	565	637	669	642	2,513	614	632	681	596	2,523
Benchmark Market Prices
West Texas Intermediate crude oil (USD per barrel)	94.43	94.17	105.80	97.60	98.06	98.61	102.99	97.25	73.20	92.91
Light Louisiana Sweet (“LLS”) crude oil (USD per barrel)	113.86	104.64	109.94	101.12	107.31	104.36	105.55	101.03	76.58	96.92
Natural gas (USD per million BTUs)	3.45	4.22	3.68	3.70	3.78	5.01	4.74	4.19	4.09	4.51
U.S. weighted average cost of ethylene production (cents/pound)	13.8	15.7	16.6	18.6	16.2	20.0	17.1	14.5	10.5	15.4
U.S. ethylene (cents/pound)	48.0	46.3	45.8	46.5	46.7	48.3	47.2	51.8	44.8	48.0
U.S. polyethylene [high density] (cents/pound)	66.7	68.7	71.7	75.0	70.5	76.3	77.0	78.0	76.7	77.0
U.S. propylene (cents/pound)	75.0	63.3	68.3	68.2	68.7	73.3	69.7	70.8	69.8	70.9
U.S. polypropylene [homopolymer] (cents/pound)	88.0	76.2	82.3	82.2	82.2	88.3	84.7	86.3	85.8	86.3
Olefins and Polyolefins—Europe, Asia, International
Volumes (million pounds)
Ethylene produced	912	991	984	930	3,817	989	1,024	1,039	1,059	4,111
Propylene produced	577	610	597	568	2,352	582	617	629	618	2,446
Polyethylene sold	1,206	1,314	1,212	1,167	4,899	1,275	1,363	1,284	1,254	5,176
Polypropylene sold	1,657	1,821	1,612	1,531	6,621	1,509	1,707	1,633	1,561	6,410
Benchmark Market Prices (€0.01 per pound)
Western Europe weighted average cost of ethylene production	36.2	29.3	34.9	38.5	34.7	32.9	34.3	31.5	18.2	29.2
Western Europe ethylene	58.6	54.4	55.0	55.1	55.8	54.7	52.8	54.1	48.7	52.6
Western Europe polyethylene [high density]	61.2	56.8	57.9	57.1	58.2	56.1	54.8	55.4	51.5	54.5
Western Europe propylene	50.6	47.9	49.6	49.9	49.5	51.3	52.2	51.9	46.5	50.5
Western Europe polypropylene [homopolymer]	59.1	56.1	58.1	58.2	57.9	59.9	61.3	61.4	57.0	59.9
Intermediates and Derivatives
Volumes (million pounds)
Propylene oxide and derivatives	683	665	665	729	2,742	772	726	768	781	3,047
Ethylene oxide and derivatives	260	277	294	346	1,177	262	319	211	226	1,018
Styrene monomer	703	589	756	832	2,880	683	870	933	870	3,356
Acetyls	431	470	506	510	1,917	683	592	613	619	2,507
TBA Intermediates	434	357	425	442	1,658	416	391	461	384	1,652
Volumes (million gallons)
MTBE/ETBE	185	235	241	222	883	188	266	245	216	915
Benchmark Market Margins (cents per gallon)
MTBE—Northwest Europe	104.9	88.4	86.8	37.8	79.1	63.4	90.7	111.8	109.1	94.0
Refining
Volumes (thousands of barrels per day)
Heavy crude oil processing rate	173	265	250	239	232	247	257	264	266	259
Benchmark Market Margins
Light crude oil—2-1-1	11.53	14.63	12.63	12.67	12.89	13.18	17.29	14.20	8.50	13.32
Light crude oil—Maya differential	11.17	6.95	10.59	11.65	10.05	15.08	9.72	10.15	9.22	11.11

Source: LYB and third party consultants

Note—Benchmark market prices for U.S. and Western Europe polyethylene and polypropylene reflect discounted prices. Volumes presented represent third party sales of selected key products.

LyondellBasell Industries	12
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Table 10 – Unaudited Income Statement Information

	2013					2014
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	Total
Sales and other operating revenues	$10,669	$11,103	$11,152	$11,138	$44,062	$11,135	$12,117	$12,066	$10,290	$45,608
Cost of sales(a)	9,153	9,496	9,690	9,601	37,940	9,577	10,255	10,118	8,989	38,939
Selling, general and administrative expenses	213	208	220	229	870	186	215	211	194	806
Research and development expenses	36	35	35	44	150	32	34	31	30	127

Operating income(a)	1,267	1,364	1,207	1,264	5,102	1,340	1,613	1,706	1,077	5,736
Income from equity investments	59	43	61	40	203	61	68	64	64	257
Interest expense, net	(69)	(65)	(76)	(84)	(294)	(86)	(89)	(79)	(65)	(319)
Other income (expense), net	6	(9)	1	(13)	(15)	11	6	3	18	38

Income from continuing operations before income taxes(a)	1,263	1,333	1,193	1,207	4,996	1,326	1,598	1,694	1,094	5,712
Provision for income taxes	357	410	339	30	1,136	383	425	434	298	1,540

Income from continuing operations(b)	906	923	854	1,177	3,860	943	1,173	1,260	796	4,172
Income (loss) from discontinued operations, net of tax	(6)	4	(3)	(2)	(7)	1	3	(3)	(5)	(4)

Net income	900	927	851	1,175	3,853	944	1,176	1,257	791	4,168
Net (income) loss attributable to non-controlling interests	1	2	2	(1)	4	1	2	1	2	6

Net income attributable to the Company shareholders(b)	$901	$929	$853	$1,174	$3,857	$945	$1,178	$1,258	$793	$4,174

(a)	Amounts included herein include pre-tax LCM adjustments of $45 million and $715 million in the third and fourth quarters of 2014, respectively.
(b)	Amounts included herein include after-tax LCM adjustments of $28 million and $455 million in the third and fourth quarters of 2014, respectively.

LyondellBasell Industries	13
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Table 11 – Charges (Benefits) Included in Income from Continuing Operations

	2013					2014
Millions of U.S. dollars (except share data)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	Total
Pretax charges (benefits):
Impairments	$—	$—	$—	$10	$10	$—	$—	$—	$—	$—
Insurance settlement	—	—	—	(25)	(25)	—	—	—	—	—
Settlement of environmental indemnification agreement	—	—	—	—	—	(52)	—	—	—	(52)
Loss on sale of investment	—	—	—	16	16	—	—	—	—	—
Lower of cost or market inventory adjustment	—	—	—	—	—	—	—	45	715	760

Total pretax charges (benefits)	—	—	—	1	1	(52)	—	45	715	708
Provision for (benefit from) income tax related to these items	—	—	—	4	4	—	—	(17)	(260)	(277)

After-tax effect of net charges (benefits)	$—	$—	$—	$5	$5	$(52)	$—	$28	$455	$431

Effect on diluted earnings per share	$—	$—	$—	$—	$—	$0.09	$—	$(0.05)	$(0.91)	$(0.82)

LyondellBasell Industries	14
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Table 12 – Unaudited Cash Flow Information

	2013					2014
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	Total
Net cash provided by operating activities	$799	$1,246	$1,116	$1,674	$4,835	$801	$1,797	$1,434	$2,016	$6,048
Net cash used in investing activities	(408)	(389)	(438)	(367)	(1,602)	(2,011)	(246)	(638)	(636)	(3,531)
Net cash provided by (used in) financing activities	(234)	(508)	452	(1,299)	(1,589)	(550)	(2,217)	(1,621)	(1,519)	(5,907)

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Table 13 – Unaudited Balance Sheet Information

(Millions of U.S. dollars)	March 31, 2013	June 30, 2013	September 30, 2013	December 31, 2013	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014
Cash and cash equivalents	$2,879	$3,233	$4,414	$4,450	$2,702	2,030	1,185	$1,031
Restricted cash	6	2	4	10	3	2	—	2
Short-term investments	—	—	—	—	1,402	1,299	1,544	1,593
Accounts receivable, net	3,878	4,023	4,041	4,030	4,141	4,264	4,105	3,448
Inventories	5,270	5,197	5,382	5,279	5,589	5,326	5,359	4,517
Prepaid expenses and other current assets	622	577	784	830	1,156	784	739	1,054

Total current assets	12,655	13,032	14,625	14,599	14,993	13,705	12,932	11,645
Property, plant and equipment, net	7,779	7,979	8,223	8,457	8,556	8,740	8,600	8,758
Investments and long-term receivables:
Investment in PO joint ventures	401	409	423	421	424	418	397	384
Equity investments	1,607	1,622	1,615	1,629	1,693	1,702	1,690	1,636
Other investments and long-term receivables	421	231	164	64	62	58	54	44
Goodwill	582	588	598	605	605	602	576	566
Intangible assets, net	999	966	934	904	870	838	799	769
Other assets	233	221	229	619	624	593	583	481

Total assets	$24,677	$25,048	$26,811	$27,298	$27,827	$26,656	$25,631	$24,283

Current maturities of long-term debt	$1	$1	$1	$1	$3	3	2	$4
Short-term debt	115	114	114	58	58	55	56	346
Accounts payable	3,217	3,324	3,241	3,572	3,642	3,690	3,431	3,064
Accrued liabilities	1,217	1,047	1,528	1,299	1,477	1,310	1,460	1,554
Deferred income taxes	557	550	494	580	540	570	685	469

Total current liabilities	5,107	5,036	5,378	5,510	5,720	5,628	5,634	5,437
Long-term debt	4,307	4,306	5,774	5,776	6,766	6,766	6,753	6,757
Other liabilities	2,306	2,325	2,278	1,839	1,838	1,851	1,795	2,122
Deferred income taxes	1,277	1,312	1,472	1,659	1,677	1,623	1,574	1,623
Stockholders’ equity	11,641	12,032	11,874	12,478	11,791	10,753	9,843	8,314
Non-controlling interests	39	37	35	36	35	35	32	30

Total liabilities and stockholders’ equity	$24,677	$25,048	$26,811	$27,298	$27,827	$26,656	$25,631	$24,283

LyondellBasell Industries	16
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